Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Medical Action Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-138400, 333-138401 and 333-138402) on Form S-8 of Medical Action Industries Inc. and subsidiaries of our reports dated June 16, 2014, with respect to the consolidated balance sheets of Medical Action Industries Inc. and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2014, which reports appear in the March 31, 2014 annual report on Form 10-K/A of Medical Action Industries Inc.

Our report on the consolidated financial statements refers to our audit of the adjustments that were applied to the consolidated statement of operations for the year ended March 31, 2012 to present the Medical Action Industries Inc.’s Patient Care business unit as discontinued operations as more fully described in Note 3 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2012 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Melville, New York

September 29, 2014